Exhibit 10.66

SECOND AMENDMENT TO THE

PENSION PLAN OF

CONSTELLATION ENERGY GROUP, INC.

(Amended and Restated Effective January 31, 2012)

WHEREAS, .Exelon Corporation (the “Company”) sponsors the Pension Plan of Constellation Energy Group, Inc. (Amended and Restated Effective January 31, 2012) (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to incorporate the provisions of a special lump sum payment option and to reflect changes necessary to comply with Section 436 of the Internal Revenue Code of 1986, as amended, and the final regulations thereunder.

NOW, THEREFORE, RESOLVED, that pursuant to the power of amendment contained in Article IX of the Plan, the Plan is amended, effective October 1, 2012, except as otherwise stated below:

1. Effective on and after January 1, 2013, Section 1.1 of the Plan is amended by inserting the following at the end thereof:

No Employee hired on or after January 1, 2013 shall be eligible to participate in the Plan, with the exception of Employees of the Employer listed on Appendix G.

2. Effective on and after the Effective Time, Article 1 of the Plan is amended by inserting the following new Section 1.3 at the end thereof:

1.3 Effect of Merger Agreement — If an Employee who was an Employee on or prior to the Effective Time transfers employment to or is reemployed by Exelon in a job classification with respect to which similarly situated employees of Exelon are not eligible to participate in the Plan but are instead eligible to participate in a Parent Benefit Plan (as such term is defined in the Merger Agreement) that is intended to be qualified under Section 401(a) or 401(k) of the Code (each such plan, an “Exelon Retirement Plan”), then such individual shall upon such transfer or reemployment remain a Participant in the Plan and shall not participate in the Exelon Retirement Plan. If a participant in an Exelon Retirement Plan who was a participant in such plan on or prior to the

Effective Time transfers employment to or is reemployed by a Participating Employer in a job classification with respect to which similarly situated employees of such Participating Employer are not eligible to participate in such plan but are instead eligible to participate in the Plan, then such individual shall upon such transfer or reemployment remain a participant in the Exelon Retirement Plan and shall not participate in the Plan.

3. Article I of the Plan is amended by inserting the following new Section 1.4 at the end thereof:

Section 1.4. Certain Rehired Employees. Notwithstanding anything contained herein to the contrary, no individual who has received a Special Lump Sum Payment or an Immediately Commencing Annuity in accordance with Section 3.6 shall be eligible to become a Participant pursuant to this Article 1.

4. Article III of the Plan is amended by adding the following new Section 3.6 at the end thereof:

Section 3.6. Special Lump Sum Payment Option. (a) Eligibility. A Participant may elect to receive, during the election period described in this Section 3.6, his or her deferred Gross Pension as a terminated vested participant under the Plan (“Deferred Gross Pension”) in the form of a lump sum payment (“Special Lump Sum Payment”) or, an “Immediately Commencing Annuity” (as defined below); provided, however, that:

(i) the Participant has a Severance From Service Date prior to June 30, 2012 and does not die and is not rehired during the period beginning July 1, 2012 and ending on the date payment is made or commences in accordance with this Section 3.6;

(ii) the Participant has not otherwise commenced receiving pension benefits under the Plan on or prior to the date payment is made or commences in accordance with this Section 3.6;

(iii) such Severance From Service Date is not on account of the Participant’s disability, following which the Participant is receiving long-term disability payments under any long-term disability program of an Employer, including on June 30, 2012;

(iv) the Participant’s Deferred Gross Pension is not subject to a qualified domestic relations order as defined in Section 414(p) of the Code

(v) the Participant is not immediately, as of his or her Severance From Service Date, eligible for early retirement benefits in accordance with 3.3(b) above;

(vi) the Participant is not on a leave of absence or layoff from an Employer on June 30, 2012;

(vii) the Participant is not 70 1⁄2 years of age or older as of October 1, 2012; and

(viii) the Participant can be located, after a diligent search, as necessary, by the Plan Administrator before July 1, 2012.

For each such Participant described in this paragraph (a) of this Section 3.6, the term “Immediately Commencing Annuity” shall mean, as applicable, either:

(i) with respect to a Participant eligible to commence receipt of his or her Deferred Gross Pension as of December 1, 2012, any applicable optional form of annuity available to the Participant under this Article III; or

(ii) with respect to any other Participant, a single life annuity, 50% “qualified joint and survivor annuity” (within the meaning of Code Section 417(b)) or a 75% “qualified optional survivor annuity” (within the meaning of Code Section 417(g)).

For purposes of this Section 3.6, a “Participant” shall also include a beneficiary of a Participant who otherwise satisfies the requirements of this Section 3.6 but for the Participant’s death prior to July 1, 2012.

3.6(b) Election and Election Period. To receive the distribution of benefits described in paragraph (a) of this Section 3.6, an eligible Participant must voluntarily elect to receive a distribution pursuant to this Section 3.6 by completing an election form and spousal waiver, if required, provided by the Administrator, and submitting such forms to the Administrator after October 1, 2012 and before the following dates, as applicable,

(i) November 15, 2012, with respect to a Participant who elects a Special Lump Sum Payment; and

(iii) December 15, 2012, with respect to a Participant who elects an Immediately Commencing Annuity,

or such other period during 2012 determined by the Administrator.

The Administrator shall provide each eligible Participant, not less than 30 days and not more than 180 days before the Benefit Commencement Date, an application form including a general description of the material features, as well as an explanation of the relative values and financial effect, of the optional forms of benefit available under this Section 3.6, in a manner that satisfies the notice requirements of Section 417(a)(3) of the Code and the Treasury Regulations thereunder. The form shall indicate the Participant’s right to waive a survivor annuity, his Surviving Spouse’s right to consent to such waiver or refuse such consent, and the right to revoke any waiver, within the 180 day period preceding the Benefit Commencement Date, and shall include a description of the right of the Participant, if any, to defer receipt of a distribution and the consequences of failure to defer such receipt, in accordance with Treasury guidance under Section 411(a)(11) of the Code.

3.6(c) Amount of Payment. The Special Lump Sum Payment shall equal the actuarial equivalent of the Participant’s nonforfeitable Deferred Gross Pension, based on the following factors:

(i) the applicable interest rate described in Section 417(e)(3) of the Code for August of 2011;

(ii) an assumed commencement date of the later of (A) age 65, and (B) the Participant’s age as of December 1, 2012;

(iii) the applicable mortality table, as defined in Section 417 of the Code and the Treasury Regulations promulgated thereunder; and

(iv) the Gross Pension of a Participant in the PEP shall be calculated, in accordance with the terms of the existing terms of the Plan, as the present value of the age 65 deferred annuity (within the meaning of 3.3(g)).

The Immediately Commencing Annuity shall be calculated:

(i) in accordance with the applicable terms of the Plan, for a Participant who is eligible to immediately commence benefits under the terms of the Plan as of the payment date set forth in paragraph (d) of this Section 3.6 and

(ii) as the actuarial equivalent of the Special Lump Sum Payment, for each other Participant.

3.6(d) Payment of Benefit. If an eligible Participant elects the distribution of his or her Deferred Gross Pension in accordance with this Section 3.6, payment shall be made, or commence to be made, on or before December 1, 2012, or as soon as administratively practicable thereafter.

3.6(e) Death and Rehire. If an eligible Participant elects the distribution of his or her Deferred Gross Pension in accordance with this Section 3.6 and subsequently dies or is rehired as an Employee before distributions commence, his or her election shall be null and void and the Participant’s benefit shall be paid pursuant to the Plan without regard to this Section 3.6. Notwithstanding anything contained herein to the contrary, upon distribution of a Special Lump Sum Payment or an Immediately Commencing Annuity made to an individual in accordance with this Section 3.6, in the event of the individual’s rehire with an Employer following the date such distribution is made, the individual shall not be eligible to participate in the Plan during such period of rehire and may be eligible to participate in the Exelon Corporation Cash Balance Pension Plan or the Exelon Corporation Pension Plan for Bargaining Unit Employees (or such other plan that applies to employees of an Employer hired on or after December 1, 2012), as applicable, in accordance with their terms and conditions.

5. Effective on and after the Effective Time, Section 6.1 shall be amended by adding a sentence before the first sentence, as follows:

Each person entitled to a payment under the Plan shall furnish such information and data, including birth certificates or other evidence of age satisfactory to the Administrator, and sign such documents as may reasonably be requested by the Administrator or the Trustee in connection with the administration of the Plan.

6. Effective on and after the Effective Time, Sections 6.4, 6.5, 6.6, 6.7 and 6.8 shall be deleted in their entirety, and new Sections 6.4 through 6.12 shall be added as follows, and the remaining sections shall be renumbered:

6.4 The Administrator, the Investment Fiduciary and the Corporate Investment Committee

6.4(a) The Administrator — The Company’s Vice President, Health & Benefits, or such other person or committee appointed by the Chief Human Resources Officer from time to time (such vice president or other person or committee, the “Administrator”), shall be the “administrator” of the Plan, within the meaning of such term as used in ERISA. In addition, the Administrator shall be the “named fiduciary” of the Plan, within the meaning of such term as used in ERISA, solely with respect to administrative matters involving the Plan and not with respect to any investment of the Plan’s assets. The Administrator shall have the following duties, responsibilities and rights:

(i) The Administrator shall have the duty and discretionary authority to interpret and construe this Plan in regard to all questions of eligibility, the status and rights of Participants, Beneficiaries and other persons under this Plan, and the manner, time, and amount of payment of any distributions under this Plan.

The determination of the Administrator with respect to an Employee’s years of Vesting Service, the amount of the Employee’s Compensation, and any other matter affecting payments under the Plan shall be final and binding. Benefits under the Plan shall be paid to a Participant or Beneficiary only if the Administrator, in his or her discretion, determines that such person is entitled to benefits.

(ii) Each Employer shall, from time to time, upon request of the Administrator, furnish to the Administrator such data and information as the Administrator shall require in the performance of his or her duties.

(iii) The Administrator shall direct the Trustee to make payments of amounts to be distributed from the Trust Fund under Article 7 (relating to distributions). In addition, it shall be the duty of the Administrator to certify to the Trustee the names and addresses of all Participants, the amounts of all Pensions, the dates of death of Participants and all proceedings and acts of the Administrator necessary or desirable for the Trustee to be fully informed as to the Pension to be paid out of the Trust Fund.

(iv) The Administrator shall have all powers and responsibilities necessary to administer the Plan, except those powers that are specifically vested in the Investment Fiduciary, the Corporate Investment Committee or the Trustee.

(v) The Administrator may require a Participant or Beneficiary to complete and file certain applications or forms approved by the Administrator and to furnish such information requested by the Administrator. The Administrator and the Plan may rely upon all such information so furnished to the Administrator.

(vi) The Administrator shall be the Plan’s agent for service of legal process and forward all necessary communications to the Trustee.

6.4(b) Removal of Administrator — The Chief Human Resources Officer shall have the right at any time, with or without cause, to remove the Administrator (including any member of a committee that constitutes the Administrator). The Administrator may resign and the resignation shall be effective upon delivery of the written resignation to the Chief Human Resources Officer. Upon the resignation, removal or failure or inability for any reason of the Administrator to act hereunder, the Chief Human Resources Officer shall appoint a successor. Any successor Administrator shall have all the rights, privileges and duties of the predecessor, but shall not be held accountable for the acts of the predecessor. None of the Company, any member of the board of directors of the Company who is not the Chief Human Resources Officer, nor any other person shall have any responsibility regarding the retention or removal of the Administrator.

6.4(c) The Investment Fiduciary — The Company, acting through the Exelon Investment Office, shall be the Investment Fiduciary and the “named fiduciary” of the Plan, within the meaning of such term as used in ERISA, solely with respect to matters involving the investment of assets of the Plan and, any contrary provision of the Plan notwithstanding, in all events subject to the limitations contained in section 404(a)(2) of ERISA and all other applicable limitations. The Investment Fiduciary shall have the following duties, responsibilities and rights:

(i) The Investment Fiduciary shall be the “named fiduciary” for purposes of directing the Trustee as to the investment of amounts held in the Trust Fund and for purposes of appointing one or more investment managers as described in ERISA.

(ii) The Investment Fiduciary shall submit to the Corporate Investment Committee annual manager review results and such other reports and documents as may be necessary for the Corporate Investment Committee to monitor the activities and performance of the Investment Fiduciary.

(iii) Each Employer shall, from time to time, upon request of the Investment Fiduciary, furnish to the Investment Fiduciary such data and information as the Investment Fiduciary shall require in the performance of its duties.

6.4(d) The Corporate Investment Committee — The Corporate Investment Committee shall be responsible for overall monitoring of the performance of the Investment Fiduciary. The Corporate Investment Committee shall have the following duties, responsibilities and rights:

(i) The Corporate Investment Committee shall monitor the activities and performance of the Investment Fiduciary and shall review annual manager review results and any other reports and documents submitted by the Investment Fiduciary.

(ii) The Corporate Investment Committee shall have authority to approve asset allocation recommendations of the Investment Fiduciary, and approve the retention or firing of any investment consultant (but not any investment manager), custodian or trustee, as recommended by the Investment Fiduciary.

(iii) The Corporate Investment Committee shall have the right at any time, with or without cause, to remove one or more employees of the Exelon Investment Office or to appoint another person or committee to act as Investment Fiduciary. Any successor Investment Fiduciary shall have all the rights, privileges and duties of the predecessor, but shall not be held accountable for the acts of the predecessor.

The power and authority of the Corporate Investment Committee with respect to the Plan shall be limited solely to the monitoring and removal of the Investment Fiduciary and approval of the recommendations specified in clause (ii) above. The Corporate Investment Committee shall have no responsibility for making investment decisions, appointing or firing investment managers or for any other duties or responsibilities with respect to the Plan, other than those specifically listed herein.

6.4(e) Status of Administrator, the Investment Fiduciary and the Corporate Investment Committee — The Administrator, any person acting as, or on behalf of, the Investment Fiduciary, and any member of the Corporate Investment Committee may, but need not, be an Employee, trustee or officer of an Employer and such status shall not disqualify such person from taking any action hereunder or render such person accountable for any distribution or other material advantage received by him or her under this Plan, provided that no Administrator, person acting as, or on behalf of, the Investment Fiduciary, or any member of the Corporate Investment Committee who is a Participant shall take part in any action of the Administrator or the Investment Fiduciary on any matter involving solely his or her rights under this Plan.

6.4(f) Notice to Trustee of Members — The Trustee shall be notified as to the names of the Administrator and the person or persons authorized to act on behalf of the Investment Fiduciary.

6.4(g) Allocation of Responsibilities. Each of the Administrator, the Investment Fiduciary and the Corporate Investment Committee may allocate their respective responsibilities and may designate any person, persons, partnership or corporation to carry out any of such responsibilities with respect to the Plan. Any such allocation or designation shall be reduced to writing and such writing shall be kept with the records of the Plan.

6.4(h) General Governance — Each of the Administrator, the Investment Fiduciary and the Corporate Investment Committee may act at a meeting or by written consent approved by a majority of its respective members, as applicable. The Corporate Investment Committee shall elect one of its members as chairman and appoint a secretary, who may or may not be a member of such Committee. The secretary of the Corporate Investment Committee shall keep a record of all meetings and forward all necessary communications to the Employers or the Trustee. All decisions of the Corporate Investment Committee shall be made by the majority, including actions taken by written consent. The Administrator, the Investment Fiduciary and the Corporate Investment Committee may adopt such rules and procedures as it deems desirable for the conduct of its affairs, provided that any such rules and procedures shall be consistent with the provisions of the Plan.

6.4(i) Indemnification — The Employers hereby jointly and severally indemnify the Administrator, the persons employed in the Exelon Investment Office, the members of the Corporate Investment Committee, the Chief Human Resources Officer, and the directors, officers and employees of the Employers and each of them, from the effects and consequences of their acts, omissions and conduct in their official capacity with respect to the Plan (including but not limited to judgments, attorney fees and costs with respect to any and all related claims, subject to the Company’s notice of and right to direct any litigation, select any counsel or advisor, and approve any settlement), except to the extent that such effects and consequences result from their own willful misconduct. The foregoing indemnification shall be in addition to (and secondary to) such other rights such persons may enjoy as a matter of law or by reason of insurance coverage of any kind.

6.4(j) No Compensation. None of the Administrator, any person employed in the Exelon Investment Office nor any member of the Corporate Investment Committee may receive any compensation or fee from the Plan for services as the Administrator, Investment Fiduciary or a member of the Corporate Investment Committee; provided, however that nothing contained herein shall preclude the Plan from reimbursing the Company or any Affiliate for compensation paid to any such person if such compensation constitutes “direct expenses” for purposes of ERISA. The Employers shall reimburse the Administrator, the persons employed in the Exelon Investment Office and the members of the Corporate Investment Committee for any reasonable expenditures incurred in the discharge of their duties hereunder.

6.4(k) Employ of Counsel and Agents. The Administrator, the Investment Fiduciary and the Corporate Investment Committee may employ such counsel (who may be counsel for an Employer) and agents and may arrange for such clerical and other services as each may require in carrying out its respective duties under the Plan.

6.5 Claims Procedure. Any Participant or distributee who believes he or she is entitled to benefits in an amount greater than those which he or she is receiving or has received may file a claim with the Administrator. Such a claim shall be in writing and state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant. The Administrator shall review the claim and, unless special circumstances require an extension of time, within 90 days after receipt of the claim, give notice to the claimant, either in writing by registered or certified mail or in an electronic notification, of the Administrator’s decision with respect to the claim. Any electronic notice delivered to the claimant shall comply with the standards imposed by applicable Regulations. If the Administrator determines that special circumstances require an extension of time for processing the claim, the claimant shall be so advised in writing within the initial 90-day period and in no event shall such an extension exceed 90 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the benefit determination. The notice of the decision of the Administrator with respect to the claim shall be written in a manner calculated to be understood by the claimant and, if the claim is wholly or partially denied, the Administrator shall notify the claimant of the adverse benefit determination and shall set forth the specific reasons for the adverse determination, the references to the specific Plan provisions on which the determination is based, a description of any additional material or information necessary for the claimant to perfect the claim, an explanation of why such material or information is necessary, and a description of the claim review procedure under the Plan and the time limits applicable to such procedures, including a statement of the claimant’s right (subject to the limitations described in Section 8.9 (relating to statute of limitations for actions under the Plan) and 8.10 (relating to forum for legal actions under the Plan)) to bring a civil action under section 502 of ERISA following an adverse benefit determination on review. The Administrator shall also advise the claimant that the claimant or the claimant’s duly authorized representative may request a review by the Chief Human Resources Officer (or such other officer designated from time to time by the Chief Human Resources Officer) of the adverse benefit determination by filing with such officer, within 60 days after receipt of a notification of an adverse benefit determination, a written request for such review. The claimant shall be informed that, within the same 60-day period, he or she (a) may be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits and (b) may submit to the officer written comments, documents, records and other information relating to the claim for benefits. If a request is so filed, review of the adverse benefit determination shall be made by the officer within, unless special circumstances require an extension of time, 60 days after receipt of such request, and the claimant shall be given written notice of the officer’s final decision. If the officer determines that special circumstances require an extension of time for processing the claim, the claimant shall be so advised in writing within the initial 60-day period and in no event shall such an extension exceed 60 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the officer expects to render the determination on review. The review of the officer shall take into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The notice of the final decision shall include specific reasons for the determination and references to the specific Plan provisions on which the determination is based and shall be written in a manner calculated to be understood by the claimant.

6.6 Notices to Participants, Etc. — All written notices, reports and statements given, made, delivered or transmitted to a Participant or Beneficiary or any other person entitled to or claiming benefits under the Plan shall be deemed to have been duly given, made or transmitted when mailed by first class mail with postage prepaid and addressed to the Participant or Beneficiary or such other person at the address last appearing on the records of the Administrator. A Participant or Beneficiary or other person may record any change of his or her address from time to time by written notice filed with the Administrator.

6.7 Responsibility to Advise Administrator of Current Address — Each person entitled to receive a payment under the Plan shall file with the Administrator in writing his or her complete mailing address and each change therein. A check or communication mailed to any person at his or her address on file with the Administrator shall be deemed to have been received by such person for all purposes of the Plan, and neither the Administrator, the Employers nor the Trustee shall be obliged to search for or ascertain the location of any person. If the Administrator shall be in doubt as to whether payments are being received by the person entitled thereto, it shall, by registered mail addressed to the person concerned at his or her last address known to the Administrator, notify such person that all future Pension payments will be withheld until such person submits to the Administrator evidence of his or her continued life and his or her proper mailing address.

6.8 Notices to the Firm or Administrator — Written directions, notices and other communications from Participants or Beneficiaries or any other persons entitled to or claiming benefits under the Plan to the Employers or the Administrator shall be deemed to have been duly given, made or transmitted either when delivered to such location as shall be specified upon the form prescribed by the Administrator for the giving of such directions, notices and other communications or when mailed by first class mail with postage prepaid and addressed to the addressee at the address specified upon such forms.

6.9 Records. Each of the Administrator, the Investment Fiduciary and the Corporate Investment Committee shall keep a record of all of their respective proceedings, if any, and shall keep or cause to be kept all books of account, records and other data as may be necessary or advisable in their respective judgment for the administration of the Plan, the administration of the investments of the Plan or the monitoring of the investment activities of the Plan, as applicable.

6.10 Actuary to be Employed — The Company or the Investment Fiduciary shall engage an actuary to do such technical and advisory work as the Company or the Investment Fiduciary may request, including analyses of the experience of the Plan from time to time, the preparation of actuarial tables for the making of computations thereunder, and the submission to the Company or the Investment Fiduciary of an annual actuarial report, which report shall contain information showing the financial condition of the Plan, a statement of the contributions to be made by the Employers for the ensuing year, and such other information as may be requested by the Company or the Investment Fiduciary.

6.11 Electronic Media — Notwithstanding any provision of the Plan to the contrary and for all purposes of the Plan, to the extent permitted by the Administrator and any applicable law or Regulation, the use of electronic technologies shall be deemed to satisfy any written notice, consent, delivery, signature, disclosure or recordkeeping requirement under the Plan, the Code or ERISA to the extent permitted by or consistent with applicable law and Regulations. Any transmittal by electronic technology shall be deemed delivered when successfully sent to the recipient, or such other time specified by the Administrator.

6.12 Correction of Error — If it comes to the attention of the Administrator that an error has been made in the amount of benefits payable, or paid, to any Participant or Beneficiary under the Plan, the Administrator shall be permitted to correct such error by whatever means that the Administrator, in its sole discretion determines, including by offsetting future benefits payable to the Participant or Beneficiary or requiring repayment of benefits to the Plan, except that no adjustment need be made with respect to any Participant or Beneficiary whose benefit has been distributed in full prior to the discovery of such error.

7. Effective on and after of the Effective Time, Section 7.1 shall be deleted in its entirety, and shall be replaced as follows:

7.1 Contributions and Funding Policy — No contributions from any Participant shall be required or permitted under the Plan. The Company shall establish a funding policy and method consistent with the objectives of the Plan and the requirements of Title I of ERISA and shall communicate such policy and method, and any changes in such policy and method, to the Investment Fiduciary. Forfeitures arising under this Plan shall be applied to reduce the expenses of Plan administration, not to increase the benefits otherwise payable to Participants.

8. Effective on and after the Effective Time, Section 8.2(a) shall be amended to delete the third paragraph thereof.

9. Article VIII of the Plan is amended by adding the following new Sections 8.8 at the end thereof:

8.8. Certain Rehired Employees. Notwithstanding anything contained herein to the contrary, an individual who is reemployed by an Employer after December 19, 2012 and has received a Special Lump Sum Payment or an Immediately Commencing Annuity in accordance with Section 3.6 shall not be eligible to become a Participant pursuant to Article 1.

10. Effective on and after the Effective Time, Article VIII of the Plan is amended by adding the following new Sections 8.9, 8.10, 8.11, and 8.12 at the end thereof, as follows:

8.9 Expenses. The expenses of the Trustee in the administration of the Trust Fund, including compensation, if any, to the Trustee for its services, shall be paid by the Company or the Employers. All costs and expenses incurred in the operation of the Trust Fund, to the extent not described in the preceding sentence, and all costs and expenses incurred in the operation of the Plan or the Trust Fund, as applicable, including, but not limited to, “direct expenses” incurred in administering the Plan and the Trust Fund (including compensation paid to any employee of an Employer or an Affiliate who is engaged in the administration of the Plan or the Trust Fund), the expenses of the Administrator, the Investment Office and the Corporate Investment Committee, the fees of counsel and any agents for the Trustee, the Administrator, the Investment Office or the Corporate Investment Committee, and the fees of investment managers that manage assets of the Trust Fund, as applicable, shall be paid by the Trustee from the Trust Fund in such proportion as the Investment Office, in its sole discretion, shall determine, to the extent such expenses are not paid by the Employers and to the extent permitted under ERISA, Regulations and other applicable laws. Notwithstanding the foregoing, the Administrator or the Investment Office may authorize an Employer to act as an agent of the Plan to pay any expenses, and the Employer shall be reimbursed from the Trust Fund for such payments.

8.10 Statute of Limitations for Actions under the Plan. Except for actions to which the statute of limitations prescribed by section 413 of ERISA applies, (a) no legal or equitable action relating to a claim for benefits under section 502 of ERISA may be commenced later than one year after the claimant receives a final decision from the Chief Human Resources Officer (or such other officer designated from time to time by the Chief Human Resources Officer) in response to the claimant’s request for review of the adverse benefit determination and (b) no other legal or equitable action involving the Plan may be commenced later than two years from the time the person bringing an action knew, or had reason to know, of the circumstances giving rise to the action. This provision shall not be interpreted to extend any otherwise applicable statute of limitations, nor to bar the Plan or its fiduciaries from recovering overpayments of benefits or other amounts incorrectly paid to any person under the Plan at any time or bringing any legal or equitable action against any party.

8.11 Forum for Legal Actions under the Plan. Any legal action involving the Plan that is brought by any Participant, any Beneficiary or any other person shall be litigated in the federal courts located in District of Maryland, and no other federal or state court.

8.12 Legal Fees. Any award of legal fees in connection with an action involving the Plan shall be calculated pursuant to a method that results in the lowest amount of fees being paid, which amount shall be no more than the amount that is reasonable. In no event shall legal fees be awarded for work related to (a) administrative proceedings under the Plan, (b) unsuccessful claims brought by a Participant, Beneficiary or any other person, or (c) actions that are not brought under ERISA. In calculating any award of legal fees, there shall be no enhancement for the risk of contingency, nonpayment or any other risk nor shall there be applied a contingency multiplier or any other multiplier. In any action brought by a Participant, Beneficiary or any other person against the Plan, the Administrator, any member of the Exelon Investment Office, any member of the Corporate Investment Committee, the Chief Human Resources Officer, any Plan fiduciary, the Company, its affiliates or their respective officers, directors, employees, or agents (the “Plan Parties”), legal fees of the Plan Parties in connection with such action shall be paid by the Participant, Beneficiary or other person bringing the action, unless the court specifically finds that there was a reasonable basis for the action.

11. Effective on and after the Effective Time, Section 9.1 and 9.2 shall be deleted in their entirety, and shall be replaced as follows

9.1 Amendment — The Board of Directors of the Company (or a committee thereof) may at any time and from time to time amend or modify this Plan in any manner deemed by the board of directors of the Company to be necessary or desirable, provided, however, that in the case of any amendment or modification that would not result in an aggregate annual cost to the Company of more than $50,000,000, the Plan may be amended or modified by action of the Chief Human Resources Officer (with the consent of the Chief Executive Officer in the case of a discretionary amendment or modification expected to result in an increase in annual expense or liability account balance exceeding $250,000) or another executive officer holding title of equivalent or greater responsibility and, provided further, that no amendment shall be made that is not consistent with any applicable collective bargaining agreement. Any such amendment or modification shall become effective on such date as the Board (or committee thereof) or executive shall determine and may apply to Participants in this Plan at the time thereof as well as to future Participants, provided, however, that, unless permitted by applicable law, no such amendment or modification which reduces the basis for the computation of benefits shall be retroactive as to service prior to the date of such amendment or modification.

9.2 Termination

9.2(a) Termination of the Plan by an Employer. The Company may at any time, by resolution adopted by its board of directors, terminate this Plan in its entirety. In addition, any Employer may at any time terminate its participation in this Plan by resolution adopted by its board of directors to that effect. Contributions of an Employer to the Plan are conditioned on the receipt from the Internal Revenue Service of an initial favorable determination letter that this Plan and the Trust as adopted by the Company meets the requirements of section 401(a) of the Code and that the Trust is exempt from tax under section 501(a) of the Code, and if the Internal Revenue Service shall refuse to issue such letter, any Employer may terminate its participation in this Plan and direct the Trustee to pay and deliver to that Employer the portion of the Trust applicable to its contributions.

9.2(b) Vesting and Distribution Upon Termination or Partial Termination. Upon termination or partial termination of the Plan, the benefit as of the date of termination or partial termination, as the case may be, of all affected Participants shall be fully vested; provided, however, that full vesting shall be required with respect to a termination or partial termination only to the extent the Plan is then funded.

Allocation and distribution of the terminated portion of the Trust Fund shall thereafter be made in accordance with the applicable requirements of ERISA and the Code and with any applicable approval of the Pension Benefit Guaranty Corporation (the “PBGC”). If the Administrator is notified by PBGC that PBGC is unable to determine that the Trust Fund is sufficient to discharge when due all obligations of the Plan with respect to benefits guaranteed by PBGC pursuant to section 4022 of ERISA, then the allocation and distribution of such portion of the Trust shall be made only under the direction of PBGC or a United States district court pursuant to section 4044 of ERISA.

In the event that, after the termination of the Plan, any assets remain after such allocation, such assets shall be paid to the Company. The portion of the assets allocated to provide benefits to any person or group of persons may be applied for the benefit of such person or persons by the distribution of cash, continuance of the Trust, establishment of a new Trust, purchase of annuities from an insurance company, or otherwise, as determined by the Investment Fiduciary in its sole discretion; provided, however, that the benefit of any Participant or former Participant who is married and has satisfied the vesting requirement shall, unless such person shall elect otherwise, be paid in the form set forth in the Plan relating to manner of distribution with respect to married Participants and, if the surviving Spouse of a deceased Participant or deceased former Participant is entitled to receive a benefit pursuant to the Plan provisions relating to manner of distribution with respect to married Participants or to pre-retirement death benefits, as the case may be, such benefit shall, unless such person shall elect otherwise, be paid in the form set forth therein.

Contributions of an Employer to the Plan are conditioned on the receipt from the Internal Revenue Service of an initial favorable determination letter that the Plan and Trust Fund as adopted by the Company meet the requirements of section 401(a) of the Code and that the Trust is exempt from tax under section 501(a) of the Code, and, in the event that the Internal Revenue Service shall refuse to issue such letter, the Company may terminate the Plan and shall direct the Trustee to pay and deliver the Trust to the Company.

12. Effective on and after the Effective Time, the text of Appendix A-2 of the Plan is deleted and replaced as follows: “Reserved,” and all references to the “Administrative Committee” shall be deleted.

13c. Effective on and after the Effective Time, Appendix A-13 is amended by replacing the entirety of the text as follows:

A-13 “Company” means Exelon Corporation, and its successor and assigns.

14. Effective on and afterthe Effective Time, Appendix A-16 is amended by replacing the entirety of the text as follows:

A-16 “Disability Plan” means the Constellation Energy Group, Inc. Long-Term Disability Plan, the Exelon Corporation Long Term Disability Plan, or any successor plan.

15. Effective on and after November 30, 2012, Appendix A-20 is amended by adding the following at the end thereof:

For employees who employees who were Transferred Employees as that term is defined in the Purchase and Sale Agreement by and between Constellation Power Source Generation, Inc. as Seller, and Raven Power Holdings LLC as Buyer, dated as of August 8, 2012, Credited Service for purposes of determining the Early Retirement Adjustment Factor shall include all time periods while employed by the Buyer, and dit for age attained during employment with the Buyer until such time as the Transferred Employee elects to receive benefits under the Plan; and (ii)

16. Effective on and after the Effective Time, a new Appendix A-20a shall be added immediately following Appendix A-20 as follows:

A-20a “Effective Time” means the effective time of the transaction that is the subject of the Merger Agreement, as such term is defined in the Merger Agreement.

17. Effective on and after the Effective Time, Appendix A-21 shall be amended by adding a sentence after the first sentence as follows:

Effective as of the Effective Time, Employee shall not include any person who was: (i) employed immediately prior to the Effective Time at Exelon or a facility owned immediately before the Effective Time by Exelon or (ii) initially employed on or after the Effective Time at a facility owned immediately before the Effective Time by Exelon.

18. Effective on and after the Effective Time, the text of Appendix A-24a is deleted and replaced as follows, and all references to the “Executive Group” shall be deleted.

A-24a “Exelon” means Exelon Corporation and any of its affiliates that was an affiliate immediately before the Effective Time.

19. Appendix A-21 of the Plan is amended by adding the following new sentence at the end thereof:

Notwithstanding anything contained herein to the contrary, an Employee shall not include an individual who has received a Special Lump Sum Payment or an Immediately Commencing Annuity in accordance with Section 3.6.

20. Appendix A-29 of the Plan is amended by inserting the following new sentence at the end thereof:

Notwithstanding the foregoing, a Participant shall not be entitled to any amount payable from the Trust under the Plan following the Participant’s receipt of a Special Lump Sum Payment within the meaning of Section 3.6.

21. Effective on and after the Effective Time, Appendix A-30 is amended by replacing the entirety of its text as follows:

A-30 “Investment Fiduciary” means the Company acting through the Exelon Investment Office.

22. Effective on and after the Effective Time, a new Appendix A-30a shall be added immediately following Appendix A-30 as follows:

A-30a “Merger Agreement” means that Agreement and Plan of Merger, dated as of April 28, 2011, by and among Exelon Corporation, Bolt Acquisition Corporation and Constellation Energy Group, Inc.

23. Appendix A-35 of the Plan is amended by adding the following new sentence at the end thereof:

An individual shall cease to be a Participant upon the date the individual is no longer eligible to receive a benefit from this Plan (including, without limitation, upon his or her receipt of a Special Lump Sum Payment as defined in Section 3.6) or upon the individual’s Severance From Service Date if the individual is not eligible to receive a benefit from this Plan.

24. Effective January 1, 2013, Appendix A-35 of the Plan is amended by adding the following sentence to the end thereof:

No Employee hired on or after January 1, 2013 shall be a Participant, with the exception of Employees of the Employer set forth in Appendix G.

25. Effective on and after the Effective Time, Appendix A-38 of the Plan is amended by replacing the entirety of the text as follows:

A-38“Plan Administrator” means the Director, Employee Plans and Programs of the Company (or the position succeeding to that function).

26. Appendix A-44 of the Plan is amended by inserting the following new sentence before the last sentence of the first paragraph therein:

For distributions with a Benefit Commencement Date on or after December 1, 2012, other than as set forth in Section 3.6, the interest rate shall be the rate as defined in Section 417(e)(3)(C) of the Code for the fifth month preceding the calendar year in which such distribution is made or commences; provided, however, that the rate as defined in Section 417(e)(3)(C) of the Code for the month in which such distribution is made or commences shall be used if more favorable to the distributee during the period beginning December 1, 2012 through December 1, 2013.

27. Effective as of the June 1, 2012, Appendix A-45 is amended by replacing the entirety of the text as follows:

A-45 “Trustee” means the Northern Trust Company or any successor Trustee appointed by the Board of Directors.

28. Appendix G shall be deleted in its entirety, and replaced with a new Appendix G, attached hereto.

*****

IN WITNESS WHEREOF, Exelon Corporation has caused this instrument to be executed by its duly authorized officer on this          day of                     , 2012.

CONSTELLATION ENERGY GROUP, INC.

By:
Amy E. Best Senior Vice President and Chief Human Resource Officer

APPENDIX G

DESIGNATED SUBSIDIARIES

Employees of the following subsidiary are eligible to participate in the Plan on the same terms and conditions as set forth therein, except as otherwise provided below:

BGE Home Products and Services, LLC:

a. An individual who is a Participant on December 31, 1999 and an Employee of BGE Home Products & Services, Inc. on January 1, 2000, is subject to 1.2 of the Plan except that PEP is modified as described in b. below. Notwithstanding the preceding sentence, an individual who is an Employee of Constellation Energy Source, Inc. on December 31, 1999, who transfers to BGE Home Products & Services, Inc. effective January 1, 2000, and was hired by Constellation Energy Source, Inc. after December 31, 1994, shall participate in PEP as modified in b. below. An individual who is a Participant in the Traditional Pension Plan after December 31, 1999 by reason of the preceding will cease participating in the Traditional Plan once he/she ceases to earn Credited Service. If such an individual again earns Credited Service, he/she shall participate in PEP as modified in b. below. All other individuals shall participate in PEP as modified in b. below.

b. Participants who are Employees of BGE Home Products & Services, Inc. shall have the following modifications to PEP:

(i) A Participant’s Total Pension Credits in Appendix A for the period of time during which the Participant is employed by BGE Home Products & Services, Inc. shall equal the sum of (1) 0.025 times the Credited Service earned in each Plan Year prior to the Plan Year in which the Participant reaches age 40, (2) 0.05 times the Credited Service earned in each Plan Year after the Plan Year in which the Participant reaches age 39 and before the Plan Year in which the Participant reaches age 50, and (3) 0.075 times the Credited Service earned in each Plan Year after the Participant reaches age 49.

(ii) The only form of pension payments that a Participant may elect under PEP pursuant to 3.1(b) is monthly installments; lump sum payment is not available except if pursuant to the automatic lump sum cash-out provisions of 3.3(e); 3.3(h) therefore is not applicable. This (ii) is not applicable to a Participant who accrued any benefits under PEP while employed by an Employer whose Employee Participants were eligible to elect under PEP pursuant to 3.1(b) a lump sum, and then after January 1, 2000 transferred employment to BGE Home Products & Services, Inc. This (ii) is not applicable to a Participant who received benefits under the Special Window for Employees Employed by BGE Home (as part of BGE Home’s closing of its retail appliance and merchandise stores and the reorganization of BGE Home because of that closing) under the Constellation Energy Group, Inc. Severance Plan.

(iii) The Preretirement Survivor Benefit under 5.8 may be paid as a lump sum.

(iv) The third sentence in the definition of Annuity Factor in Appendix A is not applicable unless the Participant transferred employment to BGE Home Products & Services, Inc. after January 1, 2000, and was eligible for Early Retirement under 2.2 at the time he/she was employed by the Company or a subsidiary listed in this Appendix G other than BGE Home Products & Services, Inc. or BGE Commercial Building Systems, Inc.

Employees of the following subsidiaries who were hired prior to January 1, 2013 are eligible to participate in the Plan on the same terms and conditions set forth therein, except as set forth below.

Constellation Power, Inc.

Constellation Energy Commodities Group, Inc. (formerly known as Constellation Power Source, Inc.) Constellation Power Source Generation, Inc.

Constellation Energy Source, Inc.

BGE Home Products and Services, LLC (formerly known as BGE Home Products and Services, Inc.)1

[1]	a. An individual who is a Participant on December 31, 1999 and an Employee of BGE Home Products & Services, Inc. on January 1, 2000, is subject to 1.2 of the Plan except that PEP is modified as described in b. below. Notwithstanding the preceding sentence, an individual who is an Employee of Constellation Energy Source, Inc. on December 31, 1999, who transfers to BGE Home Products & Services, Inc. effective January 1, 2000, and was hired by Constellation Energy Source, Inc. after December 31, 1994, shall participate in PEP as modified in b. below. An individual who is a Participant in the Traditional Pension Plan after December 31, 1999 by reason of the preceding will cease participating in the Traditional Plan once he/she ceases to earn Credited Service. If such an individual again earns Credited Service, he/she shall participate in PEP as modified in b. below. All other individuals shall participate in PEP as modified in b. below.
b. Participants who are Employees of BGE Home Products & Services, Inc. shall have the following modifications to PEP:
(i) A Participant’s Total Pension Credits in Appendix A for the period of time during which the Participant is employed by BGE Home Products & Services, Inc. shall equal the sum of (1) 0.025 times the Credited Service earned in each Plan Year prior to the Plan Year in which the Participant reaches age 40, (2) 0.05 times the Credited Service earned in each Plan Year after the Plan Year in which the Participant reaches age 39 and before the Plan Year in which the Participant reaches age 50, and (3) 0.075 times the Credited Service earned in each Plan Year after the Participant reaches age 49.
(ii) The only form of pension payments that a Participant may elect under PEP pursuant to 3.1(b) is monthly installments; lump sum payment is not available except if pursuant to the automatic lump sum cash-out provisions of 3.3(e); 3.3(h) therefore is not applicable. This (ii) is not applicable to a Participant who accrued any benefits under PEP while employed by an Employer whose Employee Participants were eligible to elect under PEP pursuant to 3.1(b) a lump sum, and then after January 1, 2000 transferred employment to BGE Home Products & Services, Inc. This (ii) is not applicable to a Participant who received benefits under the Special Window for Employees Employed by BGE Home (as part of BGE Home’s closing of its retail appliance and merchandise stores and the reorganization of BGE Home because of that closing) under the Constellation Energy Group, Inc. Severance Plan.
(iii) The Preretirement Survivor Benefit under 5.8 may be paid as a lump sum.
(iv) The third sentence in the definition of Annuity Factor in Appendix A is not applicable unless the Participant transferred employment to BGE Home Products & Services, Inc. after January 1, 2000, and was eligible for Early Retirement under 2.2 at the time he/she was employed by the Company or a subsidiary listed in this Appendix G other than BGE Home Products & Services, Inc. or BGE Commercial Building Systems, Inc.

BGE Commercial Building Systems, Inc.2

[2]	a. An individual who is a Participant on December 31, 1999 and an Employee of BGE Commercial Building Systems, Inc. on January 1, 2000, is subject to 1.2 of the Plan except that PEP is modified as described in b. below. An individual who is a Participant in the Traditional Pension Plan after December 31, 1999 by reason of the preceding sentence will cease participating in the Traditional Plan once he/she ceases to earn Credited Service. If such an individual again earns Credited Service, he/she shall participate in PEP as modified in b. below. All other individuals shall participate in PEP as modified in b. below.
b. Participants who are Employees of BGE Commercial Building Systems, Inc. shall have the following modifications to PEP:
(i) A Participant’s Total Pension Credits in Appendix A for the period of time during which the Participant is employed by BGE Commercial Building Systems, Inc. shall equal the sum of (1) 0.025 times the Credited Service earned in each Plan Year prior to the Plan Year in which the Participant reaches age 40, (2) 0.05 times the Credited Service earned in each Plan Year after the Plan Year in which the Participant reaches age 39 and before the Plan Year in which the Participant reaches age 50, and (3) 0.075 times the Credited Service earned in each Plan Year after the Participant reaches age 49.
(ii) The only form of pension payments that a Participant may elect under PEP pursuant to 3.1(b) is monthly installments; lump sum payment is not available except if pursuant to the automatic lump sum cash-out provisions of 3.3(e). 3.3(h) therefore is not applicable. This (ii) is not applicable to a Participant who accrued any benefits under PEP while employed by an Employer whose Employee Participants were eligible to elect under PEP pursuant to 3.1(b) a lump sum, and then after January 1, 2000 transferred employment to BGE Commercial Building Systems, Inc. The Preretirement Survivor Benefit under 5.8 may be paid as a lump sum.
(iii) The third sentence in the definition of Annuity Factor in Appendix A is not applicable unless the Participant transferred employment to BGE Commercial Building Systems, Inc. after January 1, 2000, and was eligible for Early Retirement under 2.2 at the time he/she was employed by the Company or a subsidiary listed in this Appendix G other than BGE Home Products & Services, Inc. or BGE Commercial Building Systems, Inc.

Baltimore Gas and Electric Company3

Constellation Nuclear Services, Inc.

Constellation Generation Group, LLC

Constellation Operating Services, Inc.; Constellation Operating Services; COSI Central Wayne, Inc. (Employees represented by a union under a collective bargaining agreement are not eligible to participate); COSI Synfuels, Inc.; COSI Sunnyside, Inc.; COSI Puna, Inc.; PCI Operating Company Partnership4

[3]	With respect to an Employee of the Comfort Link division of Baltimore Gas and Electric Company, only individuals who are both a Participant on December 31, 1999 and an Employee of the Comfort Link division of Baltimore Gas and Electric Company on January 1, 2000, shall be eligible to participate in the Plan. Notwithstanding anything in the Plan to the contrary, the Vice-Chairman of Baltimore Gas and Electric Company will not be eligible to participate in this Plan.
[4]	Employees of each listed subsidiary are eligible for participation in PEP effective January 1, 2003.

For purposes of 4.2, Vesting Service shall be computed using as the Employment Commencement Date the date on which an Employee first performed an hour of service for the subsidiary. However, if the Participant was an Employee on January 1, 2003 and was employed by one of the following entities on the day immediately preceding the date the Employee became employed by the subsidiary, by A/C Power or by Trona Operating Partners, G.P. (or one of their subsidiaries), the Employment Commencement Date shall be the date on which the Employee first performed an hour of service for such entity (but in no event prior to any date noted in parentheses below):
Malacha Power Project, Inc.
Sunnyside Operating Associates
Niagara Mohawk Power Corporation
Consolidated Edison Company of New York (but only if the Employee was hired by COSI Astoria after August 20, 1999)
OESI Power (but only if the Employee was transferred to Constellation Operating Services, Inc. or one of its subsidiaries from OESI Power on January 6, 1993)
Kerr McGee Corporation—(but only if the Employee became an employee of Constellation Operating Services, Inc., A/C Power, or Trona Operating Partners, G.P. on December 1, 1990)
Ahlstrom Pyropower (or any other employer wholly or partially owned directly or indirectly, by Ahlstrom Pyropower (or any successor thereto))
Ultrasystems, Inc.
Hadson Corporation
LG&E Power, Inc
LUZ International
U C Operating Services
Panther Creek Fuels Company
Nevada Operations, Inc.
Central Wayne County Sanitation Authority
U. S. Generating (COSI Carr Street)
Ormat Energy Systems, Inc.
Ormat Systems, Inc.
Baltimore Gas and Electric Company (or any other employer wholly or partially owned directly or indirectly, by Baltimore Gas and Electric Company (or any successor thereto)) A/C Power
For purposes of 2.1 and A-31, Vesting Service shall be used instead of Credited Service to determine whether a Participant is eligible for Normal Retirement.
For purposes of 2.2 and A-19, Vesting Service shall be used instead of Credited Service to determine whether a Participant is eligible for Early Retirement.
For purposes of 4.3, Credited Service shall only include months beginning on or after January 1, 2003 during which an Employee works at least one hour for the Employer while classified as a Full-Time Employee.

Constellation NewEnergy, Inc5

[5]	Effective April 1, 2011. For purposes of Section 4.2, Vesting Service shall be computed using as the Employment Commencement Date the date on which the Employee first performed an hour of service for this subsidiary. For purposes of Section 4.3, Credited Service for work performed as an Employee of this subsidiary shall only include months beginning on or after April 1, 2011 during which the Employee works at least one hour while classified as a Full-Time Employee.

CNE Gas Holdings, Inc.6

Exelon Business Services Corporation7

Exelon Generation Company, LLC8

[6]	Effective April 1, 2011. For purposes of Section 4.2, Vesting Service shall be computed using as the Employment Commencement Date the date on which the Employee first performed an hour of service for this subsidiary. For purposes of Section 4.3, Credited Service for work performed as an Employee of this subsidiary shall only include months beginning on or after April 1, 2011 during which the Employee works at least one hour while classified as a Full-Time Employee.
[7]	For Employees who were Employees of Constellation Energy Group, Inc. immediately prior to the Effective Time.
[8]	For Employees who were Employees of Constellation Energy Group, Inc. immediately prior to the Effective Time.